Exhibit 99.1

TechTarget Reports Record Fourth Quarter
and Full Year 2007 Results

Q4 2007 Revenues Increase 23% to $28.4 million
2007 Revenues Increase 20% to $94.7 million

Needham, MA – February 13, 2008 – TechTarget, Inc. (NASDAQ: TTGT) today announced financial results for the three months and year ended December 31, 2007.  Total revenues for the fourth quarter increased by 23% to $28.4 million compared to $23.1 million for the comparable prior year quarter. Online revenues increased by 23% to $19.0 million compared to $15.4 million for the comparable prior year quarter. Adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization, as adjusted for stock-based compensation) increased by 13% to $8.4 million compared to $7.4 million for the comparable prior year quarter.

Total revenues for 2007 increased by 20% to $94.7 million compared to $79.0 million for 2006. Online revenues, which represented 67% of total revenues, increased by 24% to $63.7 million compared to $51.2 million for 2006. In 2007, adjusted EBITDA increased by 22% to $24.6 million compared to $20.1 million for 2006.

 “We are pleased to deliver another quarter and year of strong growth both on the top and bottom line,” said Greg Strakosch, Chairman and CEO of TechTarget. "Our primary focus during the quarter was the acquisition of KnowledgeStorm.  We finalized due diligence, closed the transaction and made tremendous progress integrating KnowledgeStorm into TechTarget. We’re confident that this acquisition has expanded our competitive lead and allows us to further scale the business.”

Gross profit margin increased for both the quarter and year to 73% and 70%, respectively, compared to 71% and 69%, respectively, as compared to the comparable prior year periods. Online gross profit margin continued to demonstrate high operating leverage, increasing for both the quarter and year to 77% and 76%, respectively, compared to 76% and 75%, respectively, as compared to comparable prior year periods.  Adjusted EBITDA margin was 30% and 26%, respectively, for the fourth quarter of 2007 and 2007.

Net income for the quarter was $2.8 million, unchanged from the prior year quarter. Net income for 2007 was $8.2 million, an increase of 14% compared to 2006.  Earnings per basic and diluted share for the quarter and year were $0.07 and $0.06 and $0.15 and $0.13, respectively, compared to earnings per basic and diluted share of $0.00 and ($0.46) in the fourth quarter of 2006 and 2006, respectively.  As of December 31, 2007, TechTarget had $62 million of cash, cash equivalents and short term investments, and bank debt of $6 million.

Additionally, as separately disclosed, the Company will be restating certain of its filings as a result of overstatements of its provision for income taxes in 2007; the restatement results in increases in net income of $534,000 and $290,000 for the quarters ended June 30, 2007 and September 30, 2007, respectively.

Recent Company Highlights

-
Integrated KnowledgeStorm product offerings with TechTarget’s product offerings. Introduced a new lead generation program that combines the TechTarget and KnowledgeStorm offerings called FlexROI™. We sold more than 70 FlexROI programs in the first 60 days since the launch.

-
Made significant progress integrating the KnowledgeStorm employee base and reducing expenses. Material sales and operational efficiencies have allowed us to reduce the expense base against the KnowledgeStorm business by approximately 50%, which equates to an annual projected reduction of approximately $8 million. At year end, approximately half of the KnowledegeStorm employees had been integrated into the TechTarget workforce, increasing our capabilities against product development, product management and search engine optimization and marketing. Expense reductions have primarily come from selling & marketing and general and administration.

-
Launched five new websites. We expect to launch at least ten new websites in 2008. This is expected to contribute to organic growth in the second half of 2008, 2009 and beyond. We launched our first direct websites outside the United States, SearchStorage.co.UK and SearchSecurity.co.UK. Charter advertisers include Brocade and EqualLogic. Consistent with our sub-segmentation strategy we launched SearchVMWare.com, to provide more specific coverage of VMWare-related topics that were previously covered on our fast-growing SearchServerVirtualization.com site.  Charter advertisers include VMWare, Intel, Dell and Red Hat. We also launched SearchFinancialSecurity.com and ConstructionSoftwareReview.com as part of our ongoing strategy to expand into vertical industries.

-
Continued to optimize our web sites for search engines. Visits from search engines were up approximately 40% in the quarter. Our success in attracting a growing amount of search engine traffic, as well as the large amount of direct visits to our sites, allows us to attract over 90% of our new registered members with minimal incremental expenses.

Financial guidance for Fiscal Year 2008 and the First Quarter of 2008

For the fiscal year 2008, the Company expects revenue to grow between 25% - 29% and be within the range of $118.0 and $122.0 million and adjusted EBITDA to grow between 34% - 42% and to be within the range of $33.0 - $35.0 million. The Company expects its online growth rate to be approximately 40% in 2008.

For the first quarter of 2008, the Company expects revenues to be within the range of $23.0 million to $24.0 million and adjusted EBITDA to be within the range of $3.0 million to $3.8 million.

Exhibit 99.1
Conference Call and Webcast

TechTarget will discuss these financial results in a conference call at 4:30 pm (Eastern Time) today (February 13, 2008). The public is invited to listen to a live webcast of TechTarget’s conference call, which can be accessed on the Investor Relations section of our website at http://investor.techtarget.com/. We ask that participants please access the conference call at least 10 minutes prior to the time the conference call is set to begin. The conference call can also be heard via telephone by dialing 888-679-8037 or 617-213-4849 for international callers five minutes prior to the call and referencing conference code 85115918 for both domestic and international callers. For those investors unable to participate in the live conference call, a replay of the conference call will be available via telephone beginning February 13, 2008 at 7:00 p.m. ET through February 27, 2008. To listen to the replay, call 888-286-8010 and use the pass code: 46268289. International callers should dial 617-801-6888 and enter the pass code: 46268289 to listen to the replay. The webcast replay will also be available on http://investor.techtarget.com/ during the same period.

Non-GAAP Financial Measures

This press release and the accompanying tables include a discussion of adjusted EBITDA and adjusted EBITDA Margin, all of which are non-GAAP financial measures which are provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The term "adjusted EBITDA" refers to a financial measure that we define as earnings before net interest, income taxes, depreciation, and amortization, as further adjusted for stock-based compensation. The term “adjusted EBITDA Margin” refers to a financial measure which we define as adjusted EBITDA as a percentage of total revenues. These Non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In addition, our definition of adjusted EBITDA and adjusted EBITDA Margin may not be comparable to the definitions as reported by other companies. We believe adjusted EBITDA and adjusted EBITDA Margin are relevant and useful information to our investors as these measures are an integral part of our internal management reporting and planning process and are primary measures used by our management to evaluate the operating performance of our business, as well as potential acquisitions. The components of adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance. In the case of senior management, adjusted EBITDA is used as the principal financial metric in their annual incentive compensation program. Adjusted EBITDA is also used for planning purposes and in presentations to our board of directors. Furthermore, we intend to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP measures to GAAP is provided in the accompanying tables.

Forward Looking Statements

Certain matters included in this press release may be considered to be "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of the company and members of our management team. All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; our expectations concerning market opportunities and our ability to capitalize on them; and the amount and timing of the benefits expected from acquisitions, from new products or services and from other potential sources of additional revenue. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward- looking statements. These statements speak only as of the date of this press release and are based on our current plans and expectations, and they involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those relating to: market acceptance of our products and services; relationships with customers, strategic partners and our employees; difficulties in integrating acquired businesses; and changes in economic or regulatory conditions or other trends affecting the Internet, Internet advertising and information technology industries. Further information about these matters, as well as others, can be found in our Registration Statement on Form S-1 as well as subsequent filings that have been filed with the Securities and Exchange Commission. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

About TechTarget

TechTarget, a leading online Information Technology (IT) media company, provides IT companies with ROI-focused marketing programs to generate leads, shorten sales cycles, and grow revenues. With its network of 49 technology-specific Web sites and over six million active registered members, TechTarget is a primary Web destination for IT professionals researching which products to purchase. The company is also a leading provider of independent, peer and vendor content, a leading distributor of white papers, and a leading producer of vendor-sponsored webcasts and Podcasts for the IT market. Its Web sites are complemented by numerous invitation-only events and two magazines. TechTarget provides proven lead generation and branding programs to over 1,000 advertisers including Cisco, Dell, EMC, HP, IBM, Intel, Microsoft, SAP and Symantec.

(C) 2008 TechTarget, Inc. All rights reserved. TechTarget, KnowledgeStorm and the TechTarget logo are registered trademarks, and FlexROI, SearchStorage.co.UK and SearchSecurity.co.UK, SearchVMWare.com, SearchFinancialSecurity.com, ConstructionSoftwareReview.com and SearchServerVirtualization.com are trademarks, of TechTarget, Inc. All other trademarks are the property of their respective owners.

Exhibit 99.1
TechTarget, Inc.
Consolidated Balance Sheets
(in thousands)

	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$10,693	$30,830
Short-term investments	51,308	-
Accounts receivable, net of allowance for doubtful accounts	15,198	12,096
Prepaid expenses and other current assets	1,962	952
Deferred tax assets	2,947	1,784
Total current assets	82,108	45,662

Property and equipment, net	4,401	2,520
Goodwill	88,326	36,190
Intangible assets, net of accumulated amortization	21,939	6,066
Other assets	203	854
Deferred tax assets	2,910	1,355

Total assets	$199,887	$92,647

Liabilities, Redeemable Convertible Preferred Stock and Stockholders' Equity (Deficit)
Current liabilities:
Current portion of bank term loan payable	$3,000	$3,000
Accounts payable	2,919	2,928
Income taxes payable	1,031	1,854
Accrued expenses and other current liabilities	2,473	1,904
Accrued compensation expenses	2,600	2,322
Deferred revenue	3,761	2,544
Total current liabilities	15,784	14,552

Long-term liabilities:
Other liabilities	455	555
Bank term loan payable, net of current portion	3,000	6,000
Total liabilities	19,239	21,107

Commitments	-	-

Redeemable convertible preferred stock:
Series A	-	30,468
Series B	-	88,260
Series C	-	18,038
Total redeemable convertible preferred stock	-	136,766

Stockholders' equity (deficit):
Common stock	41	32
Additional paid-in capital	209,773	-
Warrants	13	105
Accumulated other comprehensive loss	(102)	(56)
Accumulated deficit	(29,077)	(65,307)
Total stockholders' equity (deficit)	180,648	(65,226)

Total liabilities, redeemable convertible preferred stock and stockholders' equity (deficit)	$199,887	$92,647

Exhibit 99.1
TechTarget, Inc.
Consolidated Statements of Operations
(in thousands, except per share information)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2007	2006	2007	2006
	(Unaudited)
Revenues:
Online	$18,960	$15,424	$63,686	$51,176
Events	8,053	5,746	24,254	19,708
Print	1,402	1,947	6,725	8,128
Total revenues	28,415	23,117	94,665	79,012

Cost of revenues:
Online (1)	4,381	3,731	15,575	12,988
Events (1)	2,546	1,852	8,611	6,493
Print (1)	798	1,124	3,788	5,339
Total cost of revenues	7,725	6,707	27,974	24,820

Gross profit	20,690	16,410	66,691	54,192

Operating expenses:
Selling and marketing (1)	8,237	5,750	28,048	20,305
Product development (1)	2,299	1,555	7,320	6,295
General and administrative (1)	3,675	2,755	12,592	8,756
Depreciation	515	447	1,610	1,144
Amortization of intangible assets	1,769	1,143	4,740	5,029
Total operating expenses	16,495	11,650	54,310	41,529

Operating income	4,195	4,760	12,381	12,663

Interest income (expense):
Interest income	757	387	2,815	1,613
Interest expense	(133)	(188)	(984)	(1,292)
Total interest income (expense)	624	199	1,831	321

Income before provision for income taxes	4,819	4,959	14,212	12,984

Provision for income taxes	2,050	2,188	6,046	5,811

Net income	$2,769	$2,771	$8,166	$7,173

Net income (loss) per common share:
Basic	$0.07	$0.00	$0.15	$(0.46)
Diluted	$0.06	$0.00	$0.13	$(0.46)

Weighted average common shares outstanding:
Basic	40,690	7,938	28,384	7,824
Diluted	43,833	10,611	31,347	7,824

(1) Amounts include stock-based compensation expense as follows:
Cost of online revenue	$33	$73	$189	$87
Cost of events revenue	10	26	53	31
Cost of print revenue	(3)	10	15	12
Selling and marketing	945	536	2,999	606
Product development	104	74	334	90
General and administrative	823	374	2,244	424
	$1,912	$1,093	$5,834	$1,250

Exhibit 99.1
TechTarget, Inc.
Reconciliation of GAAP to Non-GAAP Measures
(in thousands, unaudited)

Reconciliation of Net Income to Adjusted EBITDA

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2007	2006	2007	2006

Net income	$2,769	$2,771	$8,166	$7,173
Interest income, net	624	199	1,831	321
Provision for income taxes	2,050	2,188	6,046	5,811
Depreciation	515	447	1,610	1,144
Amortization of intangible assets	1,769	1,143	4,740	5,029
EBITDA	6,479	6,350	18,731	18,836
Stock-based compensation expense	1,912	1,093	5,834	1,250
Adjusted EBITDA	$8,391	$7,443	$24,565	$20,086

Exhibit 99.1
TechTarget, Inc.
Financial Guidance Summary
(in thousands)

	For the Three Months Ended March 31, 2008		For the Year Ended December 31, 2008
	Range		Range

Revenues	$23,000	$24,000	$118,000	$122,000

Adjusted EBITDA	$3,000	$3,800	$33,000	$35,000

Reconciliation of Adjusted EBITDA to net income (loss):
Adjusted EBITDA	$3,000	$3,800	$33,000	$35,000
Interest income, net	453	453	1,890	1,890
Depreciation, amortization and stock-based compensation	4,510	4,510	17,110	17,110
Provision for (benefit from) income taxes	(465)	(113)	7,823	8,703
Net income (loss)	$(592)	$(144)	$9,957	$11,077